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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm on page 67 and under the caption "Experts" in the Registration Statement (Form S-4 Amendment No. 1) and related proxy statement of EEX Corporation and prospectus of Newfield Exploration Company for the registration of 7,259,571 shares of Newfield Exploration Company common stock and 42,574,298 units of the Treasure Island Royalty Trust and to the incorporation by reference therein of our report dated February 20, 2002, except for Note 25 as to which the date is March 11, 2002, with respect to the consolidated financial statements of EEX Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Houston, Texas
July 3, 2002